                                                                      EXHIBIT 11


                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                SEPTEMBER 30,                            SEPTEMBER 30,
                                                       -------------------------------         -------------------------------
                                                           2002                2001                2002                2001
                                                           ----                ----                ----                ----
Net income (loss)                                      $  680,150          $(2,796,295)        $(6,163,958)        $(2,876,293)
                                                       ==========          ===========         ===========         ===========
Weighted average common shares

  outstanding                                           8,501,837            8,907,667           8,710,910           8,956,927

Add - common stock equivalents
  from in the money options                                17,387               27,378              26,465              26,769
                                                       ----------          -----------         -----------         -----------
Dilutive weighted average common
  shares outstanding                                    8,519,224            8,935,045           8,737,375           8,983,696
                                                       ==========          ===========         ===========         ===========

Earnings (loss) per common share - basic               $     0.08          $     (0.31)        $     (0.71)        $     (0.32)
                                                       ==========          ===========         ===========         ===========

Earnings per common share - diluted                    $     0.08                  N/A                 N/A                 N/A
                                                       ==========          ===========         ===========         ===========

Antidilutive options                                        - 0 -                - 0 -               - 0 -               - 0 -
                                                       ==========          ===========         ===========         ===========



o Diluted earnings per share is not presented for the three months ended September 30, 2001 and for the nine months ended September 30, 2002 and 2001, respectively, because the Company recorded a net loss for the respective periods.






            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



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